EXHIBIT 5.1

May 11, 2015

The Timken Company

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

Re:	Registration Statement on Form S-8 Filed by The Timken Company

Ladies and Gentlemen:

I am the Senior Corporate Attorney – Securities and Finance of The Timken Company, an Ohio corporation (the “Company”), and have acted as counsel for the Company in connection with The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 6,000,000 common shares, without par value, of the Company (the “Shares”) that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted share or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and Award Agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. For purposes of this opinion, I have assumed the authenticity of all documents reviewed by me as originals and the conformity to the originals of all copies of documents reviewed by me. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents reviewed by me, and the authority of such persons signing on behalf of the parties thereto. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Hansal N. Patel
Hansal N. Patel
Senior Corporate Attorney – Securities and Finance